NUVEEN INVESTMENT TRUST

FIRST AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 17th day of April, 2012, to the Fund Accounting Servicing Agreement, dated as of November 29, 2011 (the “Agreement”), is entered into by and between NUVEEN INVESTMENT TRUST, a Massachusetts business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NUVEEN INVESTMENT TRUST		U.S. BANCORP FUND SERVICE, LLC

By:	/s/ Stephen D. Foy	By:	/s/ Michael R. McVoy
Name:	Stephen D.Foy	Name:	Michael R., McVoy
Title:	Vice President	Title:	Executive Vice President

Amended Exhibit A

to the

Fund Accounting Servicing Agreement

Fund Names

Separate Series of Nuveen Investment Trust

Name of Series

Nuveen Global Total Return Bond Fund

Nuveen Intelligent Risk Growth Allocation Fund

Nuveen Intelligent Risk Moderate Allocation Fund

Nuveen Intelligent Risk Conservative Allocation Fund

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